EXHIBIT 99.1

Element Solutions Inc Announces Repurchase of 37 Million Shares From Pershing Square Capital Management and Increase to 2019 Adjusted EPS Guidance Range

•	Element Solutions Inc has signed a definitive agreement to repurchase 37 million shares from Pershing Square Capital Management at a price of $11.72 per share

•	Element Solutions Inc increasing its 2019 adjusted EPS guidance to a range of $0.82 to $0.87

•	In connection with this transaction, Director Ryan Israel has elected to resign from the Board of Directors effective immediately
WEST PALM BEACH, Fla., February 4, 2019 - Element Solutions Inc (NYSE:ESI) ("Element Solutions" or the “Company”) announced today that it has agreed to repurchase 37 million shares from Pershing Square Capital Management (“Pershing Square”) at a price of $11.72 per share. These shares represent more than 90% of Pershing Square’s holdings in Element Solutions and this transaction takes their position from approximately 13% of the Company’s outstanding shares on a fully diluted basis to approximately 1%. In the context of this transaction, Ryan Israel has elected to resign from the Board of Element Solutions Inc.
Updated 2019 Guidance
The Company has increased its 2019 adjusted earnings per share (“EPS”) guidance from a range of $0.75 to $0.80 to an updated range of $0.82 to $0.87 to reflect the accretion from this transaction. The Company’s other guidance remains unchanged.
Commentary
Executive Chairman Martin E. Franklin said, “Our short-term objective at Element Solutions was to utilize our financial capacity to repurchase shares in an opportunistic manner for the benefit of all shareholders.  After Friday’s close, with our Board’s unanimous support, we offered to purchase the vast majority of Pershing Square’s holdings at the last sale price reported for the Company’s shares as of the 4 pm close of trading on the New York Stock Exchange. This offer was accepted, documented and completed over the weekend.  Bill Ackman and Pershing Square as a firm have been great supporters of the Company over the last five years and we are grateful for Ryan Israel’s contribution as a Director over this period.  We believe this opportunistic repurchase is by far the most efficient and earnings accretive approach for our remaining shareholders, all while keeping our leverage ratio below our stated goal of 3.5x net debt to adjusted EBITDA. This buyback utilizes approximately 58% of our previously approved buyback program, and we will continue to look at opportunities to return capital to shareholders over the balance of the year, while remaining committed to our disciplined leverage goals.  Following this transaction, we expect to produce substantial free cash flow in 2019 which should bring our net leverage ratio to between 2.5x and 3.0x by year-end.
Pershing Square’s CEO, William A. Ackman, said, “We are exiting our investment in Element Solutions knowing well that the business is strong and the stock price is cheap. Were it not for a repositioning of our portfolio to larger capitalization activist situations, we would have remained a long-term shareholder. Ryan joins me in wishing Martin, Ben and the rest of the management team and Board of Directors great success in the future.”
About Element Solutions Inc
Element Solutions Inc is a leading specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, our businesses’ innovative solutions enable customers' manufacturing processes in several key industries, including electronic circuitry, communication infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy. More information about the Company is available at www.elementsolutionsinc.com.

Non-GAAP Measures
This press release includes non-GAAP measures, such as adjusted EPS and adjusted EPS guidance and net debt to adjusted EBITDA, each as defined below. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. This information includes the full benefit of $5 million of reorganizational cost savings realized in 2018 and an additional $20 million of expected run-rate savings in 2019. This information, however, should not necessarily be, and should not be assumed to be, an indication of the results that may be achieved in the future. Further, Element Solutions only provides adjusted EPS guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, divestitures, integration and acquisition-related expenses, share-based compensation amounts, nonrecurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in the reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Adjusted EPS: Adjusted earnings per share is defined as net income (loss) from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company’s definition of adjusted EBITDA. Additionally, the Company eliminates the amortization associated with intangible assets and the step-up depreciation associated with fixed assets both recognized in purchase accounting for acquisitions. Further, it adjusts the effective tax rate to 27% for 2019. The resulting adjusted net income available to stockholders is divided by the number of shares of outstanding common stock as of the period end plus the number of shares that would be issued if all the Company’s convertible stock were converted to common stock, stock options were vested and exercised, and awarded equity grants were vested. Adjusted earnings per share is a key metric used by management to measure operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted earnings per share facilitates operating performance comparisons on a period-to-period basis.
Net Debt to Adjusted EBITDA ratio: Net debt to adjusted EBITDA ratio is defined as consolidated indebtedness, as defined in the Company’s credit agreement, less cash divided by Adjusted EBITDA.
Forward-looking Statements
This press release contains forward-looking statements, including, but not limited to, adjusted EPS guidance, leverage ratio below the Company’s stated goal of 3.5x net debt to adjusted EBITDA, future opportunities to return capital to shareholders, commitment to disciplined leverage goals, free cash flow generation and net leverage ratio goal of between 2.5x and 3.0x by year end. Actual results could differ from those projected due to numerous factors, including, without limitations, the Company’s ability to realize the anticipated benefits, efficiencies and cost savings expected from the recent sale of its Agricultural Solutions business; the impact of this transaction on the Company's share price and market volatility; the Company’s ability to retain customers and suppliers, retain or hire key personnel, and maintain relationships with customers, suppliers and lenders; the success of the Company’s leadership transition and go-forward structure and strategy; the impact of acquisitions, divestitures, restructurings, refinancings, and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Element Solutions' periodic and other reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release and are based on management's estimates, assumptions and expectations with respect to future events and financial performance. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:

Investor Relations Contact:

Carey Dorman
Corporate Treasurer and Vice President, Investor Relations
Element Solutions Inc
1-561-406-8465

Media Contact:

Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845